UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 11, 2022

Rennova Health, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-35141	68-0370244
(Commission File Number)	(I.R.S. Employer Identification No.)

400 S. Australian Avenue, Suite 800, West Palm Beach, Florida	33401
(Address of Principal Executive Offices)	(Zip Code)

(561) 855-1626
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered under Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 11, 2022, Rennova Health, Inc. (the “Company”) completed the first closing of its offering of shares of Series P Convertible Redeemable Preferred Stock (the “Series P Preferred Stock”). The offering was pursuant to the terms of the previously-announced Securities Purchase Agreement, dated as of January 31, 2022 (the “Purchase Agreement”), between the Company and certain existing institutional investors of the Company. The Company issued 1,100 shares of Series P Preferred Stock and received proceeds of $1 million. In addition, the Purchase Agreement restricts the Company’s use of any proceeds of issuances of the Series P Preferred Stock.

The shares of Series P Preferred Stock were issued in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended, and by Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving any public offering.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 11, 2022, the Company filed an Amendment to its Certificate of Incorporation in order to effect a 1-for-10,000 reverse stock split of the Company’s shares of common stock effective on March 15, 2022. As previously announced, on December 15, 2021 the holders of a majority of the total voting power of the Company’s securities approved an amendment to the Company’s Certificate of Incorporation to effect a reverse split of all of the Company’s shares of common stock at a specific ratio within a range from 1-for-2,000 to 1-for-10,000, and granted authorization to the Board of Directors to determine in its discretion the specific ratio and timing of the reverse split on or prior to December 31, 2022. The Board approved the specific ratio and timing on March 9, 2022.

As a result of the reverse stock split, every 10,000 shares of the Company’s pre-reverse split common stock have been combined and reclassified into one share of the Company’s common stock. Proportionate voting rights and other rights of common stockholders were not affected by the reverse stock split, other than as a result of the cash payment for any fractional shares that would have otherwise been issued. Stockholders who would otherwise hold a fractional share of common stock will receive a cash payment in respect of such fraction of a share of common stock. No fractional shares will be issued in connection with the reverse stock split.

The reverse stock split became effective at 5:00 pm, Eastern Time, on March 15, 2022 and the Company’s common stock continued to trade on a post-split basis at the open of business on March 16, 2022. The Company’s post-reverse split common stock has a new CUSIP number, but the par value and other terms of the common stock were not affected by the reverse stock split, except that, for the first 20 days after the reverse split, the common stock will trade under the symbol “RNVAD”. Thereafter, it will trade under our existing symbol “RNVA”. Prior to the reverse split the Company had approximately 44 billion shares of common stock outstanding, which resulted in approximately 4.4 million post-split shares.

All outstanding preferred shares, stock options, warrants and equity incentive plans immediately prior to the reverse stock split have generally been appropriately adjusted by dividing the number of shares of common stock into which the preferred shares, stock options, warrants and equity incentive plans are exercisable or convertible by 10,000 and multiplying the exercise or conversion price by 10,000, as a result of the reverse stock split.

The Company’s transfer agent, Computershare Inc., is acting as exchange agent for the reverse stock split and, as necessary, will send instructions to stockholders of record regarding the exchange of certificates for common stock.

In addition, as described in the Company’s information statement, dated December 15, 2021, the holders of a majority of the total voting power of the Company’s securities also approved an increase in the authorized shares of our common stock from 50 billion to 250 billion shares. The amendment filed with the Secretary of State of the State of Delaware to effect the reverse split also included that increase in the authorized shares of common stock.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number	Description

3.30	Certificate of Amendment to Certificate of Incorporation of Rennova Health, Inc.
99.1	Press release dated March 16, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 16, 2022	RENNOVA HEALTH, INC.

	By:	/s/ Seamus Lagan
Seamus Lagan
Chief Executive Officer
(principal executive officer)

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